Exhibit 10.1

CONTRACT FOR SALE AND PURCHASE

THIS CONTRACT FOR SALE AND PURCHASE (“Contract”) is made and entered into as of the Effective Date (as defined herein) by and between RONALD D. BROWN, or his assigns, whose address is 15595 SE 80th Avenue, Summerfield, Florida 34491, (“Seller”), and HARBOR RETIREMENT ASSOCIATES, LLC, a Florida limited liability company, whose address is 1440 Highway A1A, Vero Beach, Florida 32963, or its assigns, (“Buyer”), (Buyer and Seller, as the context so requires, are referred to herein sometimes as a “Party” or the “Parties”).

RECITALS

A. Seller is the owner of that certain parcel of land, being more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Property”), which Property is located in Sumter County, Florida.

B. Buyer desires to purchase the Property from Seller, and Seller is desirous of selling and conveying the Property to Buyer.

C. Seller and Buyer now desire to express their agreement for and with respect to the sale and purchase of the Property, as more particularly set forth herein below.

DEFINITIONS

The following terms when used in this Contract will have the following meanings:

a. “Business Day.” Any day (other than Saturday, Sunday or legal holidays) that the national banks in Sumter County, Florida, are open for business.

b. “Buyer’s Federal Taxpayer Identification Number.” Buyer’s Federal Taxpayer Identification Number is 04-3585453.

c. “County.” Sumter County, Florida, a county organized and existing under the laws of the State of Florida.

d. “Closing.” The meeting at which and/or time when the Parties exchange the instruments, documents and money described in Section 9 and Section 10 below.

e. “Closing Agent.” Foley & Lardner LLP, 111 North Orange Avenue, Suite 1800, Orlando, FL 32801.

f. “Closing Date.” The term “Closing Date” shall have the meaning set forth in Section 10(a) below.

g. “County.” The term “County” shall mean and refer to Sumter County, Florida, a political subdivision of the State of Florida.

h. “Deposit.” The term “Deposit” shall mean the First Deposit and the Second Deposit together with any and all interest accrued thereon.

i. “Due Diligence Materials.” All due diligence materials prepared by or for Buyer, or otherwise obtained by Buyer (including, without limitation, those materials, if any, delivered by Seller to Buyer as prescribed hereunder) related to the physical inspection of the Property, including, without limitation, any and all reports, surveys, maps, plans, site plans, correspondence with Governmental Authorities, applications and submittals to Governmental Authorities and any and all other documentation in whatever format (e.g., electronic, digital or otherwise), excluding only proprietary or confidential information.

j. “Effective Date.” The date this Contract is executed by the last one of the Seller and Buyer.

k. “Escrow Agent.” Foley & Lardner LLP, 111 North Orange Avenue, Suite 1800, Orlando, Florida 32801.

l. “First Deposit.” The First Deposit shall be Twenty Five Thousand Dollars ($25,000.00).

m. “Force Majeure Event.” A delay occasioned by a cause or causes beyond the control of the Party whose performance is so delayed. Such causes shall include, without limitation: moratoria, adverse weather conditions, civil commotion, war like operations, sabotage, terrorism, governmental or judicial action/inaction, regulation, legislation or controls (including permitting or approval delays), material shortages, or acts of God. The Parties acknowledge and agree that either Party’s incompetence or failure to deploy reasonable resources to meet its obligations hereunder shall not be deemed to constitute a Force Majeure Event.

n. “Governmental Authorities” or “Governmental Authority.” Any federal, state, county, municipal or other governmental or quasi-governmental department or entity, or any authority, commission, board, bureau, court or agency having jurisdiction over the Property, or any portion thereof, and whose approval is necessary for the operation of the Property as contemplated herein.

o. “Hazardous Substance(s).” The term “Hazardous Substances” shall mean and include all hazardous and toxic substances, wastes or materials, any pollutants or contaminates (including, without limitation, asbestos and raw materials which include hazardous components), or other similar substances, or materials which are included under or regulated by any local, state or federal law, rule or regulation pertaining to environmental regulation, contamination or clean-up, including, without limitation, “CERCLA”, “RCRA”, or state super lien or environmental clean-up statutes.

p. “Inspection Period.” The term “Inspection Period” shall have the meaning set forth in Section 5(a) below.

q. “Permitted Exceptions.” Those title matters set forth in Section 7(d) below, and those matters set forth in Schedule B-2 of the Commitment for Title Insurance.

r. “Person” shall mean an individual, estate, trust, partnership, limited liability company, corporation, Governmental Authority or any other legal entity.

s. “Property.” The real property being more particularly described in Exhibit “A” attached hereto and made a part hereof, including all improvements, personalty, leases, services agreements and intangible property relating thereto.

t. “Purchase Price.” The Purchase Price shall be the sum of Two Million One Hundred Fifty Thousand Dollars ($2,150,000.00).

u. “Second Deposit.” The Second Deposit shall be Seventy-Five Thousand Dollars ($75,000.00).

v. “Survey.” The term “Survey” shall have the meaning set forth in Section 8 below.

w. “Title Commitment.” A title insurance commitment issued by the Title Company committing the Title Company to issue the Title Policy to Buyer upon recording of the Warranty Deed to Buyer.

x. “Title Company.” Fidelity National Title Insurance Company. Seller and Buyer acknowledge that they have been informed that the Closing Agent is an authorized agent for the Title Company.

y. “Title Defect(s).” Any matter or matters reflected on the Title Commitment which render title to the Property unmarketable when applying standards customary in the industry for determining marketability or that prevents Buyer’s development, construction and use of the Property for the Permitted Use, other than liens and other exceptions to be discharged by Seller at or before Closing. For purposes of this Contract, the term “Title Defect” will refer to one or more matters affecting title to the Property (including any Survey Objections) as the context requires. Any matter appearing in the public records resulting from actions or omissions of Buyer or its agents or contractors, will not be deemed a Title Defect for purposes of this Contract.

z. “Title Policy.” Owner’s policy of title insurance is to be issued by the Title Company upon recording of the deed to Buyer. The Title Policy will be in the amount of the Purchase Price and will insure the title of the Property, subject only to the Permitted Exceptions, the Easements and any other matters acceptable to Buyer.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the receipt and adequacy of which are hereby acknowledged, accepted and agreed by all of the Parties, and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Recitals and Definitions. The foregoing recitals and definitions are true and correct as of the Effective Date of this Contract and are incorporated herein by this reference.

2. Agreement to Sell and Purchase. Seller hereby agrees to sell and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, upon the terms and subject to the conditions hereinafter set forth.

3. Purchase Price and Method of Payment. The Purchase Price, subject to the credits, adjustments and pro-ration set forth herein, shall be payable in cash at closing.

The cash representing the purchase price shall be provided to the Closing Agent on or before closing in immediately available funds (i.e., Federal Reserve Bank wire transfer).

4. Deposits.

a. Payment of Deposit. In consideration of Seller’s execution and delivery of this Contract, within two (2) Business Days after the Effective Date, Buyer shall cause the First Deposit ($25,000.00) to be delivered to the Escrow Agent as an earnest money deposit hereunder which shall be refundable at any time prior to the expiration of the Inspection Period in the event that Buyer terminates the Contract as provided herein. In the event that Buyer has not terminated this Contract on or before the expiration of the Inspection Period, Buyer shall deposit the Second Deposit ($75.000.00) with Escrow Agent no later than the one (1) Business Day after the expiration of the Inspection Period. Upon the expiration of the Inspection Period, the total Deposit, whether previously received or subsequently received, shall be non-refundable except as specifically set forth hereinafter. At Closing, the Deposit shall be applied to the Purchase Price.

b. Investment of Deposit. Buyer and Seller hereby authorize and direct that Escrow Agent, with reasonable promptness after receipt of any forms required to be executed by Buyer, and after receiving both the first and second deposits, shall invest the Deposits in an interest-bearing account at a federally insured banking institution acceptable to Seller and Buyer in Orange County, Florida in the name of Escrow Agent, as Escrow Agent for Buyer and Seller. Interest earned and accrued on the Deposit (or so much thereof as shall remain in escrow hereunder from time to time) shall be and become a part of the Deposit and shall be disbursed by Escrow Agent with the disbursement of the Deposit in accordance with the terms of this Contract. All interest earned and accrued on the Deposit from time to time shall, for Federal income tax purposes, be reported under Buyer’s Federal Taxpayer Identification Number.

5. Inspection of Property.

a. Inspection Period. Buyer shall have a maximum of forty-five (45) days after the Effective Date to determine, in Buyer’s sole discretion, and at Buyer’s sole cost and expense, that the Property is suitable and satisfactory for the Buyer’s intended purpose and use as a ninety-two (92) unit, two-story assisted living and memory care facility (hereinafter referred to as the “Inspection Period”). In the event Buyer provides written notice to Seller terminating the Contract prior to the expiration of the Inspection Period, Buyer shall be entitled to a full and prompt refund of the First Deposit. In the event Buyer fails to notify Seller in writing prior to the expiration of the Inspection Period that Buyer is not satisfied, in Buyer’s sole discretion, with Buyer’s inspection of the Property, then Buyer shall be deemed to have elected to proceed past the Inspection Period whereupon the Second Deposit shall be delivered to Escrow Agent as provided herein and thereafter the total Deposit shall be nonrefundable to Buyer except as otherwise expressly provided herein.

b. Entry Into Property; Insurance; Due Diligence. During the Inspection Period, and the Permitting Period defined in Paragraph 6 below, Buyer and its employees, agents, representatives and contractors, upon at least twenty-four (24) hours advance written notice to Seller in each instance, shall have the right to enter onto the Property, during normal business hours, for purposes of performing surveys, soils borings, engineering, architectural, topographical, economic and any other work, studies or tests, at Buyer’s sole cost and expense, so long as Buyer does not change the present character of the Property or conduct any invasive testing.

The right of inspection will terminate immediately if this Contract is terminated. Buyer shall repair any damage to the Property caused in connection with Buyer’s or its agents’ entries and shall indemnify and hold harmless Seller from any and all demands, claims, actions or causes of action, assessments, losses, costs, damages, liabilities, interests, penalties and expenses, including reasonable attorneys’ fees, asserted against, resulting, imposed upon or incurred by Seller by reason of or resulting from any wrongful act or negligence of Buyer or any of Buyer’s employees, agents, contractors and subcontractors in connection with Buyer’s inspection of the property (the foregoing referred to as “Buyer’s Indemnity Obligations”). Buyer’s Indemnity Obligations shall survive Closing, or the termination of, this Contract for one (1) year.

6. Permitting, Offsite and Onsite Improvements.

a. Permitting. Buyer shall have enough time, but not to exceed one hundred fifty (150) days, from the expiration of the Inspection Period in which to obtain site plan approval, all requisite zoning, land use, special use permit, development permit, site permit, environmental resource permit, FDOT permits, FDEP permits, and any other permits (collectively the “Permits”) that are required to enable the property to be lawfully used by Buyer as a ninety-two (92) unit assisted living and memory care facility with time being of the essence. Seller agrees to cooperate with Buyer in connection with any applications by Buyer for the Permits, including executing said applications or required Agent authorization. Should Buyer be unable to obtain the requisite permits within this time period then either party shall have the right to terminate the Contract, or if mutually agreeable to both Seller and Buyer, to extend the time to obtain the requisite permits for an additional sixty (60) days. If the Contract is not so extended, it shall be deemed expired and the obligations of the Parties discharged, and the First Deposit and Second Deposit shall be returned to Buyer. Any and all expenses related to obtaining all requisite land use and building Permits and approvals shall be borne by Buyer.

b. Offsite Improvements. Buyer shall have enough time, but not to exceed 90 days, from the expiration of the Inspection Period in which to design and engineer offsite improvements necessary to serve the Property with utilities, including stormwater detention, water, sewer, telephone, and cable service, and design and engineer an entry road to the Property from U.S. 441 (said utilities and entry road are hereinafter referred to as the “Offsite Improvements”). The entry road shall be of a configuration and design generally depicted in Exhibit “B” attached hereto, shall be acceptable to Sumter County, Seller, and Buyer, and shall include a fifty (50) foot easement on each side of the centerline of the road for a total of one hundred (100) foot easement in favor of Buyer to protect the view of the Property. The easement shall provide that no structural improvements shall be allowed within the easement area, except for landscaping acceptable to Buyer and Seller, which shall not unreasonably obstruct the view of the Property. In addition, Seller reserves the right to install signage within the 100 foot easement not to exceed five (5) feet in height and forty (40) square feet in total area. The easement shall also provide that Buyer may construct signage at the intersection of the entry road at U.S. 441 of a size and configuration acceptable to Buyer and Seller, substantially similar to Exhibit “D” attached hereto.

c. Onsite Improvements. Seller has provided Buyer with architectural guidelines for the concrete roof tile, exterior colors of the building, landscaping, site lighting (outside light fixtures shall match those used on the Property and the 100-foot view easement, and said outside light fixtures shall be similar to those used at The Oaks at 138th Medical Subdivision.) The guidelines are attached as Exhibit “E” hereto. Buyer shall submit architectural plans to Seller and comply with the architectural guidelines.

Buyer shall pay for and install an irrigation well on Buyer’s site. Well shall be specified and designed by a landscape architect. Seller shall provide Buyer up to 9,000 gpd of Water and Sewer capacity to be purchased at prevailing rates as determined by the Villages Center Community Development District (herein “VCCDD”) . Buyer shall install water-saving plumbing fixtures throughout their Facility that meet the EPA’s WaterSense program requirements for high performance and water efficiency. (Example: American Standard WaterSense-certified FloWise collection of bath showerheads. Jado WaterSense-certified bathroom faucets). If the final plumbing design requires additional water and sewer capacity then Seller agrees to sell Buyer up to an additional 3,000 gpd of water and sewer capacity (for a total volume of 12,000 gpd of water and sewer capacity) at the following rate: 2,000 gpd (above 9,000 gpd) at 1.5 times the prevailing rate, up to 1,000 gpd (above 11,000 gpd) at 2.0 times the prevailing rate.

d. HRA also hereby agrees to retain Seller, doing business as RDB Properties, Inc. to design and install the Landscaping and Irrigation of its 4.91-acre +/- site as well as the area along its new entry road extending from U.S. Hwy. 441 to its front property line. The agreed price for the Landscaping and Irrigation is Two Hundred Thousand Dollars ($200,000.00). The design and specifications shall be mutually agreed upon by HRA and Seller.

e. The property along 441 directly to the West of the front of the Buyer’s Property, described on Exhibit “C” attached hereto and owned by Seller, shall be restricted by Seller to not allow another Assisted Living Facility.

f. Seller hereby reserves an easement over the Property in a location shown on “Exhibit “C” for a monument sign not to exceed one hundred twenty (120) square feet.

g. Buyer hereby agrees to the transfer of development rights from the Buyer to the Seller of the net difference between the square footage of the total development rights for the Subject Property minus the square footage actually constructed by the Buyer’s development (Seller at this time estimates that net square footage difference to be approximately 22,000 square feet to be transferred to Seller. For example, the Subject Site at 4.91 acres multiplied by 43,560 square feet = 213,879.6 (FAR .5) = 106,939.8 s.f. minus the 85,000 s.f. of the proposed building = 21,939.8 s.f. of unused buildable area).

7. Title.

a. Within fourteen (14) days after the Effective Date, Buyer shall obtain the Title Commitment together with best available digital, electronic or hard copies of all Schedule B-1 and Schedule B-2 documents referenced therein. The Title Commitment shall evidence that upon (i) the execution, delivery and recordation of the Warranty Deed to be delivered by Seller to Buyer pursuant to the provisions of this Contract, and (ii) the release and/or discharge of any liens on or before Closing, Buyer shall acquire marketable fee simple title to the Property subject only to the Permitted Exceptions. In the event Buyer desires to insure any of the Easements, Buyer shall provide Seller with written notice of its election during the Inspection Period, provided, however, Buyer shall be responsible for all costs incurred to insure all or any of the Easements in the Title Policy, provided further that Seller’s obligation to deliver the Title Policy within thirty (30) days after Closing shall be tolled for any delays caused by Buyer in connection with the inclusion of the insured Easements. The premium for the base title policy shall be shared equally between Seller and Buyer. Special endorsements, if any, shall be an expense of the Buyer.

b. If Buyer shall determine that the Title Commitment (or any endorsement thereto) discloses any Title Defect(s), Buyer may so notify Seller no later than ten (10) days after receipt of the Title Commitment (or applicable endorsement). Any such written notice to Seller shall identify the Title Defects and shall specify those action(s) that Buyer believes would be required to eliminate same (the “Title Defects Notice”). Buyer acknowledges and agrees that neither Seller nor any of its Affiliates shall have an obligation to cure any Title Defects.

c. In the event Buyer timely delivers the Title Defects Notice, Seller shall have until the end of the Inspection Period (the “Curative Period”) in which to use, if he so chooses, commercially reasonable efforts to cure or eliminate the Title Defect(s) specified in the Title Defects Notice; provided, however, if Seller elects not to cure or eliminate the Title Defect(s), Seller shall, within ten (10) days after receipt of the Title Defects Notice from Buyer, notify Buyer in writing that he either refuses to or cannot cure or eliminate the Title Defect(s). If Seller fails or refuses to cure or eliminate the specified Title Defect(s) within the Curative Period or provides Buyer with written notice within said ten (10) day period that he elects not to cure or eliminate the Title Defect(s), Buyer may elect to (i) waive its objections within five (5) days after receiving such notice and proceed to Closing and accept the title in its “as is” condition in accordance with the terms hereof notwithstanding any such Title Defect(s); or (ii) terminate this Contract in which event the Deposit shall be returned to Buyer and this Contract and all rights and obligations of the Parties hereunder shall thereupon cease and terminate (other than Buyer’s Indemnity Obligation).

d. All matters set forth in Section 9 below, and all matters revealed by the Title Commitment, Survey and any updates thereto which are not duly and timely objected to by Buyer, or to which objection is duly made but is later waived as provided herein, shall constitute “Permitted Exceptions” for purposes of this Contract.

8. Survey. Buyer, at Buyer’s sole cost and expense, shall obtain a survey of the Property which shall meet the Florida Minimum Technical Standards as established by the Board of Professional Surveyors and Mappers, as set forth in the Florida Administrative Code, (iii) shall depict all matters shown on the Title Commitment, and (iv) shall be certified to Seller, Buyer, Title Company and Buyer’s counsel (the “Survey”). The certification contained on the Survey shall be in a form acceptable to the Title Company and such Survey shall otherwise be in such form sufficient for the Title Company to remove the standard survey exceptions and rights of parties in possession exceptions from the Title Commitment, except however the Title Company shall reserve the right to include specific survey exceptions for any matters shown on the Survey which are accepted and/or waived by Buyer in accordance with the provisions governing Title Defects hereunder. The Survey shall locate and depict the Easements. In the event that the Survey reveals any encroachments, gaps, overlaps, or encumbrances which render title to the Property unmarketable then Buyer shall have the right to provide written notice to Seller of its objections to such survey matters within the Inspection Period. The Survey objections shall be treated in the same manner and pursuant to the same provisions governing Title Defects under Section 7 above.

9. Conveyance of Title. At Closing, Seller shall convey fee simple interest and estate in and title to the Property to Buyer by Warranty Deed, including the access easement described in paragraph 6 herein, free and clear of all liens, encumbrances, exceptions or qualifications whatsoever, subject to the following:

a. All applicable land use and zoning regulations, ordinances of general application and taxes for the year of closing which shall be pro-rated between the Parties.

b. The Permitted Exceptions.

c. The Easements of record.

10. Closing Matters.

a. Closing. Provided the Conditions to Closing have been satisfied, Closing hereunder shall occur no later than ten (10) days after obtaining the Permits (the “Closing Date”), unless extended as provided in paragraph 6 herein, at the offices of the Closing Agent.

b. Closing Costs and Other Expenses. At the time of Closing under this Contract:

i. Buyer shall pay for the Survey, if one is obtained, and all costs incurred in connection with Buyer’s inspections conducted hereunder and in connection with obtaining all requisite Permitting.

ii. Buyer and Seller shall equally share the expense of all premiums and/or title search charges for the Owners Title Policy to be issued with respect to the Property. Any endorsements required by the Buyer shall be paid by Buyer.

iii. Buyer and Seller shall equally share the expense of documentary stamp taxes required to be paid on and with respect to the Warranty Deed. Buyer shall pay the recording fees for the Warranty Deed.

iv. The Parties shall each bear their own attorneys’ fees with respect to this transaction.

c. Closing Documents. At Closing, Seller shall execute and deliver to the Closing Agent the Warranty Deed, together with an affidavit in form sufficient for deletion of the “gap” and the exceptions for mechanic’s liens and parties in possession under the Title Commitment, a Closing Statement, the Easements, and such other documents as may be required hereunder or as the Closing Agent shall reasonably request.

11. Prorations and Escrows. All ad valorem real property taxes for the current year of Closing shall be prorated through the day of Closing between Seller and Buyer. All real property taxes for prior years shall be paid by Seller.

12. Physical Condition of Property. Seller has not received any summons, citation, directive, letter or other communication or notice, written or oral, and has no independent knowledge, that the Property has even been used by previous owners and/or operators and/or by Seller to generate, manufacture, refine, transport, treat, store (including, without limitation, in any storage tanks), handle, use or dispose of hazardous substances in violation of any applicable law, ordinance or requirement, or is, or has ever been, the subject of any release, spill, leak, emission, pumping, pouring, dumping or other contamination by any hazardous substances. Seller agrees that it will not dispose of or release, or permit the disposal or release of, hazardous substances on the Property from the date hereof through the Closing Date. Seller has not obtained and is not required to obtain any permits, licenses, or similar authorizations to occupy, operate or use the Property by reason of any laws dealing with hazardous substances.

If any portion of the Property is condemned or under or subject to condemnation proceedings or threatened to be condemned pursuant to a notice of taking by appropriate authority prior to the Closing Date, Seller shall promptly notify Buyer and Escrow Agent of such facts. If a material portion of the Property is subject to such condemnation or condemnation proceedings or condemnation threat, then by notice given by Buyer to Seller and Escrow Agent, within ten (10) Business Days following Seller’s notice to Buyer, Buyer shall elect in writing to either (a) terminate this Agreement whereupon the Deposit shall be paid to Buyer and thereafter all rights, obligations and liabilities of the parties shall terminate, except for those set forth herein which expressly survive the termination of this Agreement, or (b) consent to purchase the Property subject to the condemnation and Buyer shall receive an assignment from Seller of all of Seller’s rights in and to any condemnation award, whereupon this Agreement shall continue in full force and effect and any award or payment in lieu of condemnation received by Seller prior to the Closing shall be credited against the cash portion of the Purchase Price at Closing. For purposes of this Section, a “material” portion of the Property is defined to mean a portion of the Property having a fair market value of $100,000 or more, or a portion which would adversely affect the use of any remaining portion of the Property for its intended purpose (including access and parking). If Buyer shall fail to give notice of its election to Seller within said ten (10) Business Day period, then Buyer shall be deemed to have elected alternative (a) above in this Section. Seller shall not settle any condemnation or eminent domain proceeding without Buyer’s consent.

13. Representations and Warranties of Seller. Seller hereby acknowledges, represents and warrants to Buyer that the following acknowledgments, representations and warranties are true and correct as of the Effective Date. References to the actual knowledge of Seller or information of which Seller is aware shall refer to the current, actual recollection or awareness of the Named Representative of Seller as described below, without any duty, express or implied, of investigation or inquiry on the part of such individual.

a. To Seller’s knowledge, Seller holds good and marketable fee simple title to the Property, and there are no leases, tenancies, licenses or other rights of occupancy or use for any portion of the Property except as described in the Permitted Exceptions or which will be terminated on or before Closing.

b. There are no suits, actions or proceedings (including any proposed zoning changes or condemnation proceedings) pending or, to Seller’s knowledge, threatened against Seller or against the Property.

14. Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Seller that the following applicable representations and warranties are true and correct as of the Effective Date. References to the knowledge of Buyer, or information of which Buyer is aware shall refer to the actual, current recollection or awareness of the Named Representatives of Buyer described below.

a. Buyer has the lawful right, power, authority and capacity to acquire the Property in accordance with the terms, provisions and conditions of this Contract, and otherwise perform the obligations of Buyer contained herein. All required action has been taken by Buyer authorizing and approving the execution of and entry into this Contract as of the Effective Date and, subject to satisfaction and/or waiver of the Conditions to Closing, authorizing and approving the execution and delivery by Buyer of the documents and instruments to be executed and delivered by Buyer at the Closing, and the performance by Buyer of its duties and obligations under this Contract and of all other acts necessary and appropriate for the transfer of the Property as contemplated by and provided for in this Contract.

b. There are no actions, suits or proceedings pending or to the knowledge of Buyer threatened against, by or affecting Buyer which would have an adverse impact upon Buyer’s ability to perform its obligations hereunder, or which question the validity or enforceability of this Contract or of any action taken by Buyer under this Contract, in any court or before any Governmental Authority, domestic or foreign.

c. Buyer will not intentionally and for purposes of avoiding its obligations hereunder cause any action to be taken which will cause any of the representations, warranties or covenants of Buyer set forth in this Contract to be untrue or unperformed on the Closing Date; and Buyer will not cause or knowingly permit any action to be taken which will intentionally and for purposes of avoiding its obligations hereunder cause any of the conditions of Buyer’s obligations set forth in this Contract, to be unsatisfied or unperformed on or as of the Closing Date.

d. Subject to satisfaction and/or waiver of the Conditions to Closing, Buyer will deliver at the Closing all documents and instruments required by this Contract to be delivered by Buyer and perform all acts reasonably necessary or appropriate for the transfer of the Property as contemplated by and provided for in this Contract.

e. The Named Representative of Buyer who should reasonably have knowledge with respect to the foregoing representations and warranties is Daniel L. Simmons.

15. Default Provisions; Remedies.

a. Default by Buyer Prior to Closing. In the event Buyer breaches any warranty or representation contained in this Contract or fails to comply with or perform any of the covenants, conditions, agreements or obligations to be performed by Buyer under the terms and provisions of this Contract prior to Closing, and such default continues after written notice to Buyer of the default and an opportunity to cure such default within ten (10) days after receipt of written notice thereof, or if Buyer becomes insolvent or makes a general assignment for the benefit of creditors, then Seller may terminate this Contract and retain all funds then on deposit with Escrow Agent as full agreed upon liquidated damages and Buyer shall deliver copies of all Due Diligence Materials to Seller, whereupon the Parties shall be released from all further obligations hereunder except Buyer’s Indemnity Obligations and as otherwise provided for herein.

b. Default by Seller Prior to Closing. In the event Seller breaches any warranty or representation contained in this Contract or fails to comply with or perform any of the covenants, conditions, agreements or obligations to be performed by such Party under the terms and provisions of this Contract prior to Closing, and such default continues after written notice to such Party of the default and an opportunity to cure such default within ten (10) days after receipt of written notice thereof, then Buyer may terminate this Contract and receive a refund of the Deposit and reimbursement for Buyer’s expenses for inspection, survey, or permitting, not to exceed Fifty Thousand Dollars ($50,000.00) whereupon the Parties shall be released from all further obligations may hereunder except Buyer’s Indemnity Obligations and as otherwise provided for herein or Buyer may sue for specific performance.

c. Effect of Termination. Upon termination of this Contract, all rights and obligations of the Parties to this Contract shall terminate except as specifically set forth in this Contract.

d. Exclusivity of Remedies. The remedies specifically enumerated in this Contract are intended to be exclusive of any other remedy. Buyer hereby waives all rights to seek damages against Seller hereunder except those arising as a result of specific indemnity, reimbursement obligations, or otherwise expressly provided for hereunder.

16. Assignability. This Contract may not be assigned by Buyer in whole or in part without the express prior written consent of Seller, which consent may not be unreasonably withheld provided, however, Buyer shall have the right to assign on one occasion, without Seller’s consent, to a related entity established for this transaction and in which Buyer has a controlling interest. Any assignment of Buyer’s rights hereunder shall be subject in all respects to Buyer’s obligations hereunder and the terms, conditions and limitations set forth herein and shall not serve to release Buyer from its obligations hereunder. Except as otherwise specifically provided herein (including, without limitation, Seller’s Obligations), Seller may assign its rights and obligations hereunder without Buyer’s consent provided that Seller shall not be released of its obligations hereunder.

17. Enforcement Costs. In the event that any Party finds it necessary to employ an attorney to enforce any provision of this Contract, the predominantly prevailing Party will be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred in connection therewith (including costs of collection), at both trial and appellate levels; including bankruptcy proceedings, in addition to any other remedies to which such party may be entitled. The requirement to pay the predominantly prevailing Party’s reasonable attorneys’ fees and costs will survive any termination of this Contract.

18. Time of Essence. Time is of the essence of this Contract, and of each and every provision hereof, and in the performance of all conditions and covenants to be performed or satisfied by either Party hereto. Whenever a date specified herein shall fall on a Saturday, Sunday or legal holiday, the date shall be extended to the next succeeding Business Day.

19. Waiver. No waiver of any provision of this Contract shall be effective against any Party hereto unless it is in writing and signed by the Party(ies) waiving such provision. A written waiver shall only be effective as to the specific instance for which it is obtained and shall not be deemed a continuing or future waiver.

20. Counterparts. This Contract may be executed in any two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. This Contract may be executed by E-mail or facsimile by the Parties hereto.

21. Captions. The captions, sections and part designations herein set forth are for convenience only and shall have no substantive meaning.

22. Notices. All notices and communications under this Contract shall be in writing and shall be given by: (i) hand delivery; (ii) reliable overnight commercial courier (charges prepaid); or (iii) electronic delivery (with confirmation of transmission) to each of the Parties as follows:

To Seller:

Ronald D. Brown

15595 SE 80th Avenue

Summerfield, Florida 34491

Telephone: (352) 245-7101

Facsimile: (352) 307-8625

Email: info@characteroaksrealestate.com

Cc: rdbtrees@comcast.net,

ron@characteroaksrealestate.com

With a copy to:	Daniel Hicks, PA 421 S. Pine Avenue Ocala, FL 34471Attention: Daniel Hicks, Esq Telephone: (352) 351-3353 Facsimile: (352) 351-8054 Email: sheila@danielhickspa.com

To Buyer:	Harbor Retirement Associates, LLC 1440 Highway A1A Vero Beach, Florida 32963 Attention: Daniel L. Simmons Telephone: (772) 492-5002 Facsimile: (772) 492-5005 Email: dsimmons@hraonline.net

With a copy to:	Foley & Lardner LLP 111 N. Orange Avenue, Suite 1800 Orlando, Florida 32801 Attention: R. Duke Woodson Telephone: (407) 244-3225 Facsimile: (407) 648-1743 Email: rwoodson@foley.com

To Escrow Agent:	Foley & Lardner LLP 111 N. Orange Avenue, Suite 1800 Orlando, Florida 32801 Attention: R. Duke Woodson Telephone: (407) 244-3225 Facsimile: (407) 648-1743 Email: rwoodson@foley.com

Notice shall be deemed to have been given and received: (i) if by hand delivery, upon delivery; (ii) if by overnight courier; on the date shown on the courier’s receipt as the date of actual delivery; and (iii) if by electronic delivery, on the date shown on the confirmation of transmission. A party may change its address by giving written notice to the Party as specified herein.

23. Governing Law, Venue. This Contract shall be governed by the laws of the State of Florida. The Parties hereby agree that venue for any legal action authorized hereunder shall be in Sumter County, Florida.

24. Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

25. Integrated Contract, Waiver and Modification. This Contract (together with the documents specifically referred to herein) represents the complete and entire understanding and agreement between and among the Parties hereto with regard to all matters involved in this Contract and supersedes any and all prior or contemporaneous agreements, whether written or oral. This Contract may not be modified or amended, nor may any provision contained herein be waived, except in writing signed by all Parties, or if such modification, amendment or waiver is for the benefit of one or more of the Parties hereto and to the detriment of the others, then the same must be in writing signed by all Parties to whose detriment the modification, amendment or waiver inures.

26. Brokers. The Parties hereby mutually acknowledge, represent and warrant to each other that no broker or finder has been employed by any Party hereto in connection with the sale and purchase transaction contemplated in this Contract except that Seller has employed Doug Dottor. The Parties each warrant to the other that no commissions are payable by any Party hereto to any broker or finder in connection with this Contract or the transaction contemplated herein except for the Finder’s Fee to Doug Dottor, which will be paid by Seller. The Parties agree to indemnify, defend, save and hold the other harmless from and against the payment of any other commissions or fees or claims for commissions or fees by virtue of any acts or actions undertaken by them, respectively; it being expressly agreed that the foregoing agreement of indemnification shall expressly survive any termination or Closing under this Contract.

27. Memorandum of Contract. Neither this Contract nor a memorandum thereof may be recorded in the public records of any county within the State of Florida; the recording of this Contract or a memorandum shall be a default hereunder.

28. Surviving Clauses. Except as otherwise set forth herein, no other provision of this Contract will survive closing of this transaction or any termination hereof by either Party as a matter of right.

29. Force Majeure. Either Party hereto shall be excused for the period of delay in the performance of any obligations hereunder when such delay is occasioned by a Force Majeure Event and the time for performance shall be automatically extended for a like period for the period of such delay. Notwithstanding the foregoing, the terms of this provision shall not apply to (i) the payment of any amount when due, (ii) any delay in the performance of any obligation during the Inspection Period, or (iii) the obligation to consummate the Closing.

30. Continuing Cooperation. The Parties agree that they will, at any time and from time to time after the Closing Date, upon request of the another Party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, applications and assurances as may reasonably be required for the assigning, transferring, granting, assuring and confirming of the transaction contemplated herein, or for aiding and assisting in collecting and reducing to possession, any or all of the assets or property being transferred herein pursuant to this Contract, provided that the same do not impose any liability or additional costs on either party beyond that contemplated in this Contract.

31. Approvals/Continuing Cooperation. In the event this Contract indicates that a Party’s consent shall not be unreasonably withheld or is silent in such regard, such consent shall not be unreasonably withheld, delayed or conditioned. In the event this Contract indicates that a Party’s consent may be granted or withheld at such party’s sole discretion, such consent may be granted or withheld at such party’s sole and absolute discretion for any reason or no reason at all.

32. Severability. If any term or provision of this Contract, or the application thereof to any person or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Contract, or the application of such terms or provision, to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected, and every other term and provision of this Contract shall be deemed valid and enforceable to the extent permitted by law.

33. No Forfeiture. The rights of each of the Parties under this Contract shall be cumulative and failure on the part of any such party to exercise promptly any rights given hereunder shall not operate to forfeit or waive any of the said rights.

34. Use of Names/Logos/Public Statements. No Party shall, except with prior written consent of the other Party on each occasion, make any press or media announcements concerning this Contract, or use the name, logos, or trademarks of any other Party, or any version, abbreviation, or representation of them, in any advertising or other form of publicity or fundraising, without the written permission of the Party whose name, logo, or trademark is sought to be used.

35. Joinder of Escrow Agent. Foley & Lardner LLP, as Escrow Agent, joins in the execution of this Contract for the express purposes of (a) acknowledging receipt (subject to collection) of the Deposit lodged by Buyer with Escrow Agent hereunder; and (b) agreeing to be bound by the provisions set forth in this Contract with respect to the disbursement of the Deposit. Buyer and Seller hereby authorize the disbursement and delivery of the Deposit by the Escrow Agent in accordance with the terms and provisions set forth in this Contract. If, however, in the sole discretion of the Escrow Agent some doubt exists as to when, to whom or under what circumstances such Deposit shall be disbursed hereunder, and the parties hereto are unable after ten (10) days’ prior written notice thereof from Escrow Agent to agree and direct Escrow Agent, in writing, as to when, to whom or under what circumstances Escrow Agent shall disburse the same, Escrow Agent shall be entitled to interplead said Deposit into the Circuit Court of Sumter County, Florida, without further liability or responsibility on its part. In any event, however, all parties agree that Escrow Agent shall have no liability or any further responsibility to any party or Person whomsoever for any disbursement of the Deposit made by Escrow Agent in good faith unless such disbursement shall constitute a willful breach of the duties and obligations of Escrow Agent under this Contract or negligence on the part of Escrow Agent. Buyer acknowledges that Escrow Agent may represent Seller in connection with the transaction contemplated hereby and Buyer hereby waives any conflict of interest arising from Escrow Agent’s representation of Seller.

36. Tax-Deferred Exchange. The Parties mutually agree that either Party may structure this transaction as part of an exchange in such a manner as shall qualify under the provisions of Internal Revenue Code Section 1031. Each Party agrees to cooperate with the other Party in executing contracts, assignments or documents necessary for the exchange; the party utilizing the exchange shall bear all costs and/or expenses in connection with the exchange. The provisions of this section shall expressly survive Closing.

IN WITNESS WHEREOF, the Parties have executed these presents on the day and year set forth below.

SELLER

/s/
RONALD D. BROWN

Date:	1-26-2012

BUYER

HARBOR RETIREMENT ASSOCIATES, LLC, a Florida limited liability company

By:	/s/

Print Name:	Dan Simmons

Title:	Member/Manager

Date:	1-25-12

ESCROW AGENT

FOLEY & LARDNER LLP

By:	(not signed)

Print Name:

Title:

Date: